Goodrich Petroleum Announces New Credit Facility and Acreage Swap

HOUSTON, Oct. 18, 2017 /PRNewswire/ -- Goodrich Petroleum Corporation (NYSE American: GDP) (the "Company") today announced that it has entered into a $250 million Senior Secured Revolving Credit Agreement with JP Morgan Chase Bank, N.A. (Joint Lead Arranger, Sole Bookrunner and Administrative Agent) and SunTrust Bank and SunTrust Robinson Humphrey, Inc. (Syndication Agent and Joint Lead Arranger, respectively), hereinafter the "Credit Facility". The Credit Facility has an initial borrowing base of $40 million and contains customary terms and conditions, including semi-annual borrowing base redeterminations. The Company had $31.1 million of cash on hand as of September 30, 2017 and has $23.3 million currently available under the Credit Facility.
The Company also announced today that it has entered into an additional swap of undeveloped acreage on a portion of its core North Louisiana Haynesville Shale acreage. The Company swapped approximately 900 net acres out of its Metcalf area of central Caddo Parish for a similar amount of acreage in its Bethany-Longstreet area in southern Caddo Parish. The swap, that increased its inventory of long laterals and operated acreage which carries lower gathering fees, equates to an increase in proved undeveloped reserves of 25.5 Bcfe based on the year-end 2016 SEC Reserve Report with SEC Henry Hub spot price of $2.481 per MMBTU and $42.75 per barrel West Texas Intermediate pricing.
OTHER INFORMATION
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act.  They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and other subsequent filings with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Goodrich Petroleum is an independent oil and natural gas exploration and production company listed on the NYSE American under the symbol "GDP".

SOURCE Goodrich Petroleum Corporation
For further information: Robert C. Turnham, President, (713) 780-9494

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